Schedule A

to

Investment Advisory Agreement

of

J.P. Morgan Exchange-Traded Fund Trust

Advisory Fee Rates

(Amended as of November 20, 2017)

Name	Fee Rate
JPMorgan Diversified Return U.S. Equity ETF	0.23%
JPMorgan Diversified Return Europe Equity ETF	0.30%
JPMorgan Diversified Return Europe Currency Hedged ETF	0.33%
JPMorgan Diversified Return International Currency Hedged ETF	0.27%
JPMorgan Diversified Alternatives ETF*	0.60%
JPMorgan Event Driven ETF**	0.75%
JPMorgan Diversified Return U.S. Mid Cap Equity ETF*	0.24%
JPMorgan Diversified Return U.S. Small Cap Equity ETF*	0.29%
JPMorgan Disciplined High Yield ETF*	0.30%
JPMorgan Global Bond Opportunities ETF**	0.55%
JPMorgan Ultra-Short Income ETF**	0.15%
JPMorgan U.S. Dividend ETF**	0.23%
JPMorgan U.S. Minimum Volatility ETF**	0.23%
JPMorgan U.S. Momentum Factor ETF**	0.23%
JPMorgan U.S. Quality Factor ETF**	0.23%
JPMorgan U.S. Value Factor ETF**	0.23%
JPMorgan Long/Short ETF**	0.60%
JPMorgan Managed Futures Strategy ETF**	0.50%

*	Initial term continues until April 30, 2018
**	Initial term continues until April 30, 2019

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

By:
Title:

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:
Title:

1